EXHIBIT 99.1

Corporate Communications
W. R. Grace & Co. 7500 Grace Drive Columbia, MD 21044

CONTACT:

Media Relations:

Investor Relations:

Greg Euston

Bridget Sarikas

(212) 468-3734

(410) 531-4194

greg.euston@mslpr.com

investor.relations@grace.com

GRACE REPORTS FIRST QUARTER FINANCIAL RESULTS

COLUMBIA, Maryland, April 25, 2007 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the first quarter ended March 31, 2007. Highlights are as follows:

Sales for the first quarter were $715.6 million compared with $658.6 million in the prior year quarter, an 8.7% increase (5.5% before the effects of currency translation). The increase was attributable primarily to higher selling prices in response to cost inflation and to added sales volume in all geographic regions except North America. Sales increased 8.8% for the Grace Davison operating segment and 8.5% for the Grace Performance Chemicals operating segment. Geographically, sales were up 19.5% in Europe, 12.6% in Asia Pacific and 29.3% in Latin America, and down 4.8% in North America where sales were adversely affected by the reorder pattern of certain refining catalysts and a lower level of residential construction in the United States.

Net income for the first quarter of 2007 was $4.8 million, or $0.07 per diluted share, compared with a net income of $0.1 million, or $0.00 per diluted share, in the prior year quarter. The 2007 and 2006 first quarters were negatively affected by costs of Chapter 11, litigation and other matters not related to core operations. Excluding such costs, and after tax effects, net income would have been $28.1 million for the first quarter of 2007 compared with $21.7 million calculated on the same basis for the first quarter of 2006, a 29.5% increase.

Pre-tax income from core operations was $60.6 million in the first quarter compared with $47.8 million in the prior year quarter, a 26.8% increase. Pre-tax operating income of the Grace Davison operating segment was $45.0 million, up 25.0% compared with

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the first quarter of 2006, attributable principally to sales increases across most product groups and to lower unit manufacturing costs. Pre-tax operating income of the Grace Performance Chemicals operating segment was $36.2 million, up 5.8% compared with the first quarter of 2006, attributable primarily to higher sales of construction and packaging products in regions other than North America. Corporate operating costs were $1.8 million lower than the first quarter of 2006 due primarily to a decrease in pension expense attributable to recent plan contributions and higher investment returns.

“I am very pleased with our first quarter results,” said Grace’s President and Chief Executive Officer Fred Festa. “Our diverse product portfolio, our product innovations, and our global reach allowed us to deliver solid sales and earnings growth. Grace Davison delivered particularly good profit improvement, benefiting from continued strong demand for refining and specialty catalysts, and from manufacturing productivity.”

CORE OPERATIONS

Grace Davison

First quarter sales for the Grace Davison operating segment, which includes silica- and alumina-based catalysts and materials used in a wide range of industrial applications, were $387.7 million, up 8.8% from the prior year quarter. The primary factors contributing to the sales increase were: (1) selling price increases implemented to partially offset cost inflation of certain commodity raw materials; (2) higher volume of fluid cracking catalysts in most geographic regions from stronger economic activity and from the success of strategic growth initiatives; and (3) favorable translation effects from sales denominated in foreign currencies. Sales of hydroprocessing refining catalysts were lower in the first quarter of 2007 due to the timing of customer refill orders for processing units commissioned in 2006 in response to low sulfur fuel regulations in the United States.

Pre-tax operating income of the Grace Davison operating segment for the first quarter was $45.0 million compared with $36.0 million in the prior year quarter, a 25.0% increase. Operating margin was 11.6%, compared with 10.1% in the prior year quarter. The improvement in operating income and margin is principally attributable to higher selling prices and a better product mix, coupled with lower unit operating expenses, reflecting successful productivity initiatives.

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Grace Performance Chemicals

First quarter sales for the Grace Performance Chemicals operating segment, which includes specialty chemicals and building materials used in commercial and residential construction and sealants and coatings used in rigid food and beverage packaging, were $327.9 million compared with $302.2 million in the prior year quarter, up 8.5%. The primary factors contributing to the sales increase were: (1) higher volumes of commercial construction products in Europe and Asia Pacific where economic activity and weather conditions were favorable; (2) higher volume and selling prices for Darex packaging technologies worldwide; and (3) favorable translation effects from sales denominated in foreign currencies. Sales of construction products in North America were lower in the first quarter of 2007 compared with 2006 primarily due to a nearly 30% decline in housing starts in the United States.

Pre-tax operating income for the Grace Performance Chemicals operating segment was $36.2 million compared with $34.2 million for the first quarter of 2006, a 5.8% increase. Operating margin of 11.0% compared with 11.3% in the first quarter of 2006. The increase in 2007 operating income was primarily a result of sales volume growth in geographic regions other than North America and selling price increases in response to raw material cost inflation, partially offset by lower sales of construction products in the United States.

Corporate Operating Costs

Corporate costs related to core operations were $20.6 million in the first quarter of 2007 compared with $22.4 million in the prior year quarter. The decrease for the quarter is primarily attributable to lower pension costs from the effect of contributions made to defined benefit pension plans and higher investment returns in recent years.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the attached Segment Basis Analysis) comprise events and transactions not directly related to the generation of operating revenue or the support of core operations. The pre-tax loss from noncore activities was $5.8 million in the first quarter of 2007 compared with $20.1 million in the prior year quarter. The first quarter losses are principally due to legal defense costs of $2.5 million in 2007 and $10.1 million in 2006, related to issues arising from Grace’s former vermiculite mining operations in

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Montana. Such costs were higher in the first quarter last year as trial preparation for Grace’s defense of criminal allegations by the U.S. government was at a high level of activity.

INTEREST AND INCOME TAXES

Interest expense was $19.4 million for the quarter ended March 31, 2007, compared with $15.8 million, for the comparable period in 2006. The increase is attributable to an increase in the interest rate accruing on bank debt existing at Grace’s Chapter 11 filing date and the effects of compounding interest on certain pre-petition liabilities subject to compromise over the course of Chapter 11. The annualized weighted average interest rate on such pre-petition obligations for the quarter was 7.0%.

Income taxes are recorded at a global effective rate of 35%, applied to pre-tax income adjusted for non-deductible items, principally certain Chapter 11 expenses. Income taxes related to foreign jurisdictions are generally paid in cash, while income taxes in the United States are generally offset by available net operating loss carryforwards. During the first quarter of 2007, Grace adopted the Financial Accounting Standards Board’s Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). This new accounting standard requires Grace to analyze each of its uncertain tax positions to determine if it is more likely than not that an individual tax position will be sustained upon examination by taxing authorities, based on the technical merits of the position. Grace accounted for the adoption of FIN 48 as a change in accounting principle, with the net effect being a reduction of its accumulated deficit by $2.2 million.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.–Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Filing”) in order to resolve Grace’s asbestos-related liabilities. In January 2005, Grace filed an amended plan of reorganization (the “Plan”) and related documents with the Bankruptcy Court. As part of determining the confirmability of the Plan, the Bankruptcy Court has approved a process

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and timeline, for determining the cost to resolve asbestos-related property damage and personal injury claims.

Expenses (net of interest income) related to Grace’s Chapter 11 proceedings were $17.8 million in the first quarter, compared with $8.7 million for the first quarter in 2006, reflecting a higher level of activity in the bankruptcy proceeding related to claims adjudication and estimation.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter 11 process. The Chapter 11 proceedings, including related litigation and the claims valuation process, could result in allowable claims that differ materially from recorded amounts. Grace will adjust its estimates of allowable claims as facts come to light during the Chapter 11 process that justify a change, and as Chapter 11 proceedings establish court-accepted measures of Grace’s noncore liabilities.

CASH FLOW AND LIQUIDITY

Grace’s net cash outflow from operating activities for the first quarter of 2007 was $49.0 million, compared with $37.1 million for 2006. The increase in net cash outflow from operating activities is principally attributable to higher contributions to pension plans and dividends to joint venture partners. Pre-tax income from core operations before depreciation and amortization was $88.2 million for the quarter, 16.2% higher than in the prior year, a result of the higher pre-tax income from core operations described above. Net cash used for investing activities was $23.2 million for the first quarter of 2007, which primarily relates to routine capital improvements and capacity expansion at two sites in the United States.

At March 31, 2007, Grace had available liquidity in the form of cash and cash equivalents ($479.3 million), net cash value of life insurance ($91.0 million), available credit under its debtor-in-possession facility ($192.5 million), and available credit under various non-U.S. credit facilities (equivalent to $71.9 million.) Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings for the foreseeable future.

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Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; specialty chemicals, additives and building materials for commercial and residential construction; and sealants and coatings for food and beverage packaging. With annual sales of more than $2.8 billion, Grace has about 6,500 employees and operations in over 40 countries.  For more information, visit Grace's web site at www.grace.com.

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This announcement contains forward-looking statements that involve risks and uncertainties, as well as statements that are preceded by, followed by or include the words "believes," "plans," "intends," "targets," "will," "expects," "anticipates," “continues,” or similar expressions.  For such statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results might differ materially from those projected in the forward-looking statements.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace's bankruptcy and proposed plan of reorganization, Grace's legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries Consolidated Statement of Operations (Unaudited)	Three Months Ended March 31,
Amounts in millions, except per share amounts	2007	2006

Net sales	$715.6	$658.6

Cost of goods sold, exclusive of depreciation
and amortization shown separately below	478.7	437.8
Selling, general and administrative expenses,
exclusive of net pension expense and depreciation
and amortization shown separately below	127.5	129.0
Depreciation and amortization	27.6	28.1
Research and development expenses	17.8	14.9
Net pension expense	12.7	14.8
Interest expense and related financing costs	19.4	15.8
Chapter 11 expenses, net of interest income	17.8	8.7
Other (income) expense, net	(8.0)	(1.9)
	693.5	647.2
Income (loss) before income taxes and minority
interest	22.1	11.4
Benefit from (provision for) income taxes	(14.9)	(4.5)
Minority interest in consolidated entities	(2.4)	(6.8)
Net income (loss)	$4.8	$0.1

Basic earnings (loss) per common share	$0.07	$0.00
Average number of basic shares	69.4	67.0

Diluted earnings (loss) per common share	$0.07	$0.00
Average number of diluted shares	70.5	67.3

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Quarterly Report on Form 10-Q. Any changes will be reflected in the Form 10-Q and promptly disclosed publicly, if material.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Noncore Activities and Chapter 11 Expenses, net (Unaudited)	Three Months Ended March 31,
In millions	2007	2006

Net income (loss)	$4.8	$0.1

Adjustments:
Pre-tax loss from noncore activities	5.8	20.1
Chapter 11 expenses, net of interest income	17.8	8.7
Tax effects of noncore and Chapter 11 items	(0.3)	(7.2)
Net income (loss) excluding noncore activities and Chapter 11 expenses, net	$28.1	$21.7

Note: Net income (loss) excluding noncore activities and Chapter 11 expenses, net does not purport to represent an income or cash flow measure as defined under United States generally accepted accounting principles, and should not be considered an alternative to net income (loss) as an indicator of Grace’s performance.  This measure is presented to distinguish the net results of Grace’s current business base from the net results of Grace’s past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

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W. R. Grace & Co. and Subsidiaries Segment Basis Analysis (Unaudited)	Three Months Ended March 31,
Amounts in millions	2007	2006	% Change
Net Sales:
Grace Davison	$387.7	$356.4	8.8%
Grace Performance Chemicals	327.9	302.2	8.5%
Total Grace net sales	$715.6	$658.6	8.7%

Pre-tax operating income:
Grace Davison	$45.0	$36.0	25.0%
Grace Performance Chemicals	36.2	34.2	5.8%
Corporate costs	(20.6)	(22.4)	8.0%
Pre-tax income from core operations(a)	60.6	47.8	26.8%

Pre-tax income (loss) from noncore activities(a)	(5.8)	(20.1)	71.1%
Interest expense	(19.4)	(15.8)	(22.8%)
Interest income	2.1	1.4	50.0%
Income (loss) before Chapter 11 expenses and income taxes	37.5	13.3	NM
Chapter 11 expenses, net of interest income	(17.8)	(8.7)	NM
Benefit from (provision for) income taxes	(14.9)	(4.5)	NM
Net income (loss)	$4.8	$0.1	NM

Key Financial Measures:
Pre-tax income from core operations as a
percentage of sales:
Grace Davison	11.6%	10.1%	1.5 pts.
Grace Performance Chemicals	11.0%	11.3%	(0.3) pts.
Total core operations	8.5%	7.3%	1.2 pts.
Total core operations adjusted for profit
sharing of joint ventures (b)	8.8%	8.3%	0.5 pts.

Pre-tax income from core operations before
depreciation and amortization (a)	$88.2	$75.9	16.2%
As a percentage of sales	12.3%	11.5%	0.8 pts.
Depreciation and amortization	27.6	28.1	1.8%
Gross profit percentage (sales less cost of
goods sold as a percent of sales) (c)
Grace Davison	28.4%	28.2%	0.2 pts.
Grace Performance Chemicals	33.2%	33.5%	(0.3) pts.
Total Grace	30.5%	30.5%	0.0 pts.
Net Sales by Region:
North America	$266.6	$279.9	(4.8%)
Europe	295.1	247.0	19.5%
Asia Pacific	110.7	98.3	12.6%
Latin America	43.2	33.4	29.3%
Total	$715.6	$658.6	8.7%

Note (a): In the above chart, as well as the financial discussion in other parts of this earnings release, divides Grace presents its financial results of operations by operating segment and between “core operations” and “non-core activities”. Core operations comprise the financial results of Grace Davison, Grace Performance Chemicals and the cost of corporate activities that directly or indirectly support business operations.  In contrast, non-core activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products. Grace uses pre-tax income from core operations as the performance factor in determining certain incentive compensation and as the profitability factor in all significant business decisions. Pre-tax income from core operations, pre-tax income (loss) from non-core activities, pre-tax income from core operations as a percentage of sales, and pre-tax income from core operations before depreciation and amortization do not purport to represent income or cash flow measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note (b): Reflects the add-back of minority interests in consolidated subsidiaries.

Note (c): Includes depreciation and amortization related to manufacturing of products.

NM – Not Meaningful

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W. R. Grace & Co. and Subsidiaries Consolidated Statement of Cash Flows (Unaudited)	Three Months Ended March 31,
Amounts in millions	2007	2006

OPERATING ACTIVITIES
Net income (loss)	$4.8	$0.1
Reconciliation to net cash provided by (used for) operating activities:
Chapter 11 expenses, net of interest income	17.8	8.7
(Benefit from) provision for income taxes	14.9	4.5
Minority interest in consolidated entities	2.4	6.8
Depreciation and amortization	27.6	28.1
Interest accrued on pre-petition liabilities subject to compromise	19.1	15.4
Net (gain) loss on sales of investments and disposals of assets	(0.2)	1.8
Net pension expense	12.7	14.8
Payments under defined benefit pension arrangements	(32.4)	(13.3)
Payments under postretirement benefit plans	(0.2)	(2.2)
Net income from life insurance policies	(2.0)	(1.2)
Provision for uncollectible receivables	0.6	--
Expenditures for environmental remediation	(2.8)	(2.1)
Expenditures for retained obligations of divested businesses	(0.4)	(0.7)
Dividends paid to minority interests in consolidated entities	(11.8)	--
Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
Working capital items (trader accounts receivable, inventories and accounts payable)	(7.1)	(49.8)
Other accruals and non-cash items	(61.0)	(32.8)
Income taxes paid, net of refunds	(12.8)	(2.8)
Net cash provided by (used for) operating activities before Chapter 11 expenses	(30.8)	(24.7)
Chapter 11 expenses paid	(18.2)	(12.4)
Net cash provided by (used for) operating activities	(49.0)	(37.1)

INVESTING ACTIVITIES
Capital expenditures	(24.1)	(24.1)
Net investment in life insurance policies	0.2	(0.2)
Proceeds from sales of investments and disposals of assets	0.7	0.1
Net cash provided by (used for) investing activities	(23.2)	(24.2)

FINANCING ACTIVITIES
Net (repayments) borrowings under credit arrangements	(1.1)	(0.2)
Fees under debtor-in-possession credit facility	(0.7)	(0.5)
Proceeds from exercise of stock options	14.2	2.0
Net cash provided by (used for) financing activities	12.4	1.3
Effect of currency exchange rate changes on cash and cash equivalents	2.8	0.7
Increase (decrease) in cash and cash equivalents	(57.0)	(59.3)
Cash and cash equivalents, beginning of period	536.3	474.7
Cash and cash equivalents, end of period	$479.3	$415.4

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W. R. Grace & Co. and Subsidiaries Consolidated Balance Sheet (Unaudited)	March 31, 2007	December 31, 2006
Amounts in millions

ASSETS
Current Assets
Cash and cash equivalents	$479.3	$536.3
Trade accounts receivable, net	446.7	426.3
Inventories	306.8	284.6
Deferred income taxes	32.7	37.8
Other current assets	82.9	83.8
Total Current Assets	1,348.4	1,368.8

Properties and equipment, net	665.8	664.5
Goodwill	117.1	116.5
Cash value of life insurance policies, net of policy loans	91.0	89.2
Deferred income taxes	727.2	728.5
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	49.2	38.4
Other assets	132.1	131.5
Total Assets	$3,630.8	$3,637.4

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$2.1	$3.3
Accounts payable	203.2	172.7
Other current liabilities	231.5	272.6
Total Current Liabilities	436.8	448.6

Debt payable after one year	0.2	0.2
Deferred income taxes	61.3	58.9
Minority interest in consolidated entities	55.6	65.0
Underfunded defined benefit pension plans	339.9	349.6
Other liabilities	41.1	43.3
Total Liabilities Not Subject to Compromise	934.9	965.6

Liabilities Subject to Compromise
Pre-petition debt plus accrued interest	755.5	739.5
Accounts payable	31.7	31.7
Income tax contingencies	104.7	141.2
Asbestos-related liability	1,700.0	1,700.0
Environmental remediation	358.3	361.1
Post-retirement benefits	160.4	158.9
Other liabilities and accrued interest	107.5	89.2
Total Liabilities Subject to Compromise	3,218.1	3,221.6
Total Liabilities	4,153.0	4,187.2

Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	427.1	423.8
Accumulated deficit	(480.6)	(487.6)
Treasury stock, at cost	(85.1)	(96.0)
Accumulated other comprehensive income (loss)	(384.4)	(390.8)
Total Shareholders’ Equity (Deficit)	(522.2)	(549.8)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,630.8	$3,637.4